Exhibit 22

List of Subsidiary Issuers of Guaranteed Securities

As of July 3, 2023, each of the following subsidiaries of Haleon plc., a public limited company incorporated under the laws of England and Wales (the “Guarantor”), is issuer of the following outstanding securities, which are fully and unconditionally guaranteed by the Guarantor:

Haleon US Capital LLC

3.024% Callable Fixed Rate Senior Notes due 2024

3.375% Fixed Rate Senior Notes due 2027

3.375% Fixed Rate Senior Notes due 2029

3.625% Fixed Rate Senior Notes due 2032

4.000% Fixed Rate Senior Notes due 2052

Haleon UK Capital plc

3.125% Fixed Rate Senior Notes due 2025